Writer's Direct Dial



                          [FORM OF LOCAL TAX OPINION]



Heritage Bancorp, Inc.
The Heritage Bank
1313 Dolly Madison Boulevard
McLean, Virginia 22101


Ladies and Gentlemen:

     You have requested our opinion regarding certain Virginia state corporate and individual income tax consequences of the proposed transfer of issued and outstanding shares of The Heritage Bank (the "Bank") common stock of par value of $1.00 per share to Heritage Bancorp, Inc. ("Bancorp") in exchange for, on a one-for-one basis, an equal number of issued and outstanding shares of Bancorp common stock of no par value per share pursuant to the Agreement and Plan of Reorganization by and between the Bank and Bancorp dated as of June 30, 1998 (the "Plan"). These and related transactions are described in the Plan and in the Proxy Statement- Prospectus included in Bancorp's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Plan (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Plan or in the Registration Statement.

     In connection with the opinions expressed below we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Plan and the Registration Statement and of such corporate records of the Bank and Bancorp as we have deemed appropriate. We have assumed that the parties will act, and that the Reorganization will be effected, in accordance with the Plan, and that the representations made by the Bank and Bancorp are true, correct and complete, and will be true, correct and complete at the Effective Time, and as to statements qualified by the best of knowledge of the Management of the Bank and Bancorp,



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Heritage Bancorp, Inc.
The Heritage Bank


will be consistent with the underlying facts at the Effective Time. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     Based on and subject to the foregoing, it is our opinion that, for Virginia state and corporate income tax purposes, under current law:

     1. No gain or loss will be recognized by the stockholders of the Bank upon the transfer of their shares of Bank Common Stock to Bancorp solely in exchange for shares of Bancorp Common Stock pursuant to the Plan.

     2. No gain or loss will be recognized by Bancorp upon its receipt of shares of Bank Common Stock in exchange for shares of Bancorp Common Stock pursuant to the Plan.

     3. The aggregate basis of the shares of Bancorp Common Stock to be received by each stockholder of the Bank pursuant to the Plan will be the same as the aggregate basis of the shares of Bank Common Stock exchanged therefor.

     4. The holding period of the shares of Bancorp Common Stock to be received by each stockholder of the Bank pursuant to the Plan will include the holding period of the shares of Bank Common Stock exchanged therefor, provided that such stockholder held such shares of Bank Common Stock as a capital asset on the Effective Date.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the above-described transfer or of any other transaction related to such transfer or contemplated by the Plan. This opinion is given solely for the benefit of the Bank, Bancorp and the stockholders of the Bank other than stockholders who exercise dissenters' rights with respect to the Plan, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Tax Consequences of the Reorganization" under "Proposal 5 -- Formation of Holding Company."

                                                               Very truly yours,


                                                               WALTON & ADAMS